EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129210 of Shoe Pavilion, Inc. on Form S-3, and Registration Statement Nos. 333-49007 and 333-49009 of Shoe Pavilion, Inc. on Form S-8 of our report dated March 31, 2006, appearing in this Annual Report on Form 10-K of Shoe Pavilion, Inc. for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California
March 31, 2006